Exhibit 99.2

Crixus BH3 Acquisition Company Completes $230 Million Initial Public Offering

Fort Lauderdale, FL, October 7, 2021 – Crixus BH3 Acquisition Company (the “Company”), a blank check company formed for the purpose of entering into a combination with one or more businesses or entities, announced today the closing of its initial public offering of 23,000,000 units, which includes 3,000,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option, at a price of $10.00 per unit. The units have been listed on the Nasdaq Global Market (the “Nasdaq”) and have started trading under the ticker symbol “BHACU.” Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “BHAC” and “BHACW,” respectively.

Guggenheim Securities, LLC and BTIG, LLC are acting as the joint bookrunners for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained for free by visiting EDGAR on the Securities and Exchange Commission (“SEC”)’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained, when available, from Guggenheim Securities, LLC, Attn: Equity Syndicate, telephone: (212) 518-9544 or email: GSEquityProspectusDelivery@guggenheimpartners.com or BTIG, LLC, 65 East 55th Street, New York, New York 10022, or email: ProspectusDelivery@btig.com.

Crixus BH3 Acquisition Company, led by Co-CEOs Gregory Freedman and Daniel Lebensohn, is incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with a target company that derives a significant portion of its revenues from real estate, construction, and infrastructure related activities. For more information about Crixus BH3 Acquisition Company: www.bh3ac.com.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission (“SEC”) on October 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

BHAC Investor Relations

investorrelations@bh3ac.com

(954) 416-3140